                               PARTICIPATION AGREEMENT





This Participation Agreement is made and entered into the 1st. day of April 1996, by and between EVERGREEN RESOURCES, INC. (EVERGREEN), a corporation organised under the laws of the State of Colorado of the United States of America and EMPRESA NACIONAL DEL PETROLEO ("ENAP"), a Chilean State owned company, hereinafter referred to individually as "Party" or collectively as "Parties".

WITNESSETH:

WHEREAS, on December 7th, 1995, EVERGREEN and ENAP submitted to the Minister of Mining of the State of Chile a proposal for the exploration and exploitation of Hydrocarbons in the Areas of the Tamarugal Basin of Chile, shown as Blocks 1 and 2 on the attached Exhibit "1".

WHEREAS, by letter dated January 19, 1996 the Minister of Mining advised the Parties that EVERGREEN and ENAP were selected to negotiate a Special Petroleum Operation Contract to conduct Petroleum Operations within the areas outlined in Exhibit "1" located in the Tamarugal Basin.

WHEREAS, the Parties desire to set forth their agreement with respect to certain aspects of their joint participation in exploration until such time as a Joint Operating Agreement between them can be negotiated and executed and in which EVERGREEN will be appointed the initial operator.

NOW THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, subject to such approvals as may be required by the Chilean governmental authorities, the Parties agree as follows:

1.  PURPOSE.

      The Parties shall:

      (a) negotiate Special Petroleum Operation Contracts ("SPOC") with the Ministry of Mining of the State of Chile for the Areas of Tamarugal Sur and Tamarugal Norte of Chile; and

      (b) negotiate a Joint Operating Agreement ("JOA") between them providing for all Petroleum Operations under both Special Operation Contracts.

2.    PARTICIPATING INTEREST

      Subject to the interest of the State of Chile pursuant to the SPOCS, each Party as of the date hereof shall own an undivided interest (hereinafter referred to as "Participating Interest") in the rights and obligations under this Participation Agreement as follows:



            ENAP:       25 PERCENT
            EVERGREEN:  75 PERCENT

3.    MANAGEMENT COMMITTEE.

      3.1 A Management Committee composed of the representatives of the Parties shall be established as of the execution date of the SPOCS, or before should the Parties so decide.

            The names of each Party's representative are as follows:



              PARTY        REPRESENTATIVE               ALTERNATE
              -----        --------------               ---------
              ENAP         Mr. Bernardo Bergman           ----

            EVERGREEN Mr. Mark S. Sexton and Mr. Dennis R. Carlton


      3.2 The Representative of each Party is authorized and empowered to bind such Party with respect to any matter for which the Management Committee has responsibility. The Representative of a Party may be replaced at any time by such Party by written notice to all other Parties.

      3.3 The Chairman of the Management Committee shall be a representative of the Operator.

      3.4 The Management Committee shall be responsible for and shall have authority to decide all matters under and pursuant to this Agreement, with the exception given to routine operational matters.

      3.5 The Operator may at any time, and shall upon the request of any Representative, call a meeting of the Management Committee to consider any matter pertinent to the Committee. Notice of the date, time, place, and agenda of such meeting shall be given to each Representative. The Chairman shall endeavor to give as much advance notice as possible, but notice shall be timely if given at least ten (10) days prior to the time of said meeting. Only matters set forth in the notice of the meeting may be decided by the Management Committee unless unanimously agreed otherwise by the Representatives of all Parties.

            Unless otherwise agreed by the Parties, meetings of the Management Committee will be held in Santiago, Chile.

      3.6 A vote may also be taken without a meeting of the Management Committee by written instrument or fax with written confirmation. It is agreed, however, that no vote without a meeting shall be valid unless all Representatives are given at least forty-eight
            (48) hours prior notice (excluding Saturdays,

            Sundays and legal holidays observed in the office of the recipient) of the matters to be decided, unless all Representatives shall waive such notice requirement.

            Any vote by written instrument or fax with written confirmation shall be directed to the Chairman of the Management Committee with copies to all Representatives. In the event a vote is taken without a meeting, and the Chairman of the Management Committee has not received a written notice or fax of the vote of a Party within the time specified for the vote in said notice, that Party shall be deemed to have cast a vote against the matter being voted upon.

      3.7 Each Representative shall be entitled to vote at meetings of the Management Committee in accordance with the Participating Interest of the Party which that person represents. Unless otherwise provided for in this Agreement, a decision of the Management Committee shall require the vote of the Representatives of two or more Parties having an aggregate Participating Interest of more than seventy five percent (75%) (hereinafter referred to as "Determination"). A Determination by the Management Committee shall bind all Parties.



4.    OPERATOR

      Subject to the direction of the Management Committee and on behalf of the Parties, EVERGREEN is designated as Operator. It is the intention of EVERGREEN to make its best efforts to employ duly qualified personnel of ENAP for the development and execution of the exploitation work programs.

      Operator shall coordinate the evaluation and interpretation of any data by the Parties, and direct Petroleum Operations under the SPOC. Each Party to this Agreement is entitled, as it deems appropriate for the purpose of obtaining relevant information to attend all meetings arranged with the Minister of Mining. Operator shall be the spokesman for the Parties at such meetings. Operator shall provide notice to the Parties at least ten (10) days prior to the date of any such meeting.

5.    JOINT OPERATING AGREEMENT.

      5.1 The Parties agree that as soon as reasonably possible but not later than 60 days after the effective date of the SPOC, they shall endeavor to negotiate, settle, and execute a mutually acceptable JOA containing provisions customary in the petroleum industry for international operations and which shall govern the relationship of the Parties. In the event the Parties mutually decide, an extension of time shall be permitted to continue the negotiations of the JOA. The JOA shall designate EVERGREEN as the initial Operator.

            The JOA shall come into effect as of the effective date of the SPOC and shall provide, among other things, (a) that all Determinations made by the Operating Committee shall require the affirmative vote of two or more Parties having more than seventy five (75%) of the voting interest, (b) liability and property insurance coverage for the Joint Account, (c) the right of either Party to assign all or part of its Participating Interest with the consent of the other Party, which consent shall not be unreasonably withheld (subject to necessary consents of the government of Chile), provided that neither the assigned interest nor the retained interest shall be less than ten percent (10%), (e) overhead charges in accordance to the provisions to be agreed by the Parties in the JOA. Overhead shall be deemed to cover the actual cost (being salaries, wages, burden and benefits paid by Operator and/or its Affiliates in accordance with its standard personnel policy in force and the provision of office accommodation and services reasonably necessary for operating and maintaining offices) incurred for services rendered by Operator and/or its affiliates for treasury, payroll, taxation, insurance, communications, accounting, personnel, executive and administrative management, and research and development which could not, without unreasonable effort, be charged directly, and which are allocable to operations. It is agreed, however, that services performed by the above listed departments and other departments which are directly referable to operations shall be charged as direct costs. The overhead rates applicable to the Exploitation Stage relating to the first field declared to be a Commercially Exploitable Field shall be agreed between the Parties within 40 days as of such declaration.

      5.2 It is understood that pursuant to the SPOC the Exploration Stage may be in effect simultaneously with one or more Exploitation Stages. In such event the overhead rates applicable to the Exploration Stage shall remain in effect as to Exploration Operations and the overhead rates to be agreed upon pursuant to
            Section 5.1 above shall be applicable to Exploitation Operations.

6.    COSTS.

      6.1 All costs and expenses incurred under this Agreement or the SPOC shall be charged to the Joint Account in accordance with Exhibit "A" and each Party shall bear and pay its Participating Interest share of all approved Joint Account costs.

      6.2 Costs to the Joint Account shall include, but not be limited to (a) any acquisition or reproduction costs of the data, (b) the salaries and benefits of the personnel of Operator and/or its Affiliates, directly engaged in performing Petroleum Operations, in accordance with the approved workman budget (e) third party invoices, (d) overhead charges of Operator, (e) the actual travel and living expenses of those employees in the performance of Petroleum Operations when away from their regular locations of employment, and (f) other costs, expenses, or charges incurred in Petroleum Operations, previously approved by the Parties.

            Joint Account charges shall be shared by the Parties in proportion to their Participating Interest and each Party shall pay within fifteen (15) days of receipt of Operator's invoice, in accordance with instructions on the invoice, its respective share of such charges. Alternatively, Operator may cash call Non-Operator(s), upon fifteen (15) days notice, the anticipated cash requirements for the next succeeding calendar month, which cash call shall be due and payable on the first day of such succeeding calendar month.

      6.3 Costs and expenses, credits, invoices, cash calls, and audit procedures relating to the Joint Account shall be handled in accordance with the Accounting Procedure attached hereto as Exhibit "A".

7.    OPERATIONAL MATTERS.

      7.1 The Operator shall act for and on behalf of Contractor under the SPOC. The Operator shall have charge of and shall conduct all Petroleum Operations in a proper, workmanlike manner in accordance with standard international petroleum industry practice. All such operations shall be conducted by Operator or by its duly authorized agents or independent contractors. Adequate bidding procedures will be agreed.

      7.2 Operator shall not be liable for any loss or damage unless such loss or damage results from the willful misconduct or gross negligence of Operator's corporate officers or permanent, salaried employees having overall supervision and control of operations. For the purpose hereof, the term "permanent, salaried employees having overall supervision and control of operations" shall mean those persons who, according to the international petroleum industry practice, should be charged with prescribing adequate controls and safety measures for the Petroleum Operations being conducted, and who have direct line responsibility for such Petroleum Operations.

      7.3 In no case shall Operator be liable to any Party for such Party's consequential loss or damage, including but not limited to lost production or profits.

8.    NEGOTIATIONS

      During any negotiations with the Ministry of Mining with regard to SPOC terms and conditions, each Party may have representatives who shall be permitted to participate in such negotiations. However, the representative of the Operator shall be the primary negotiator for the Parties. All terms and conditions of the SPOC and any modification or amendment thereof, including decisions to accept or reject conditions or changes imposed or suggested by Ministry authorities, shall be determined by the unanimous vote of the Parties.

9.    NOTICES.

      9.1 Any notice or advise permitted or required to be given by any Party to another Party shall be in writing and sent by personal delivery, or fax with written confirmation, further, telephone meetings shall also require written confirmation, to the following addresses:

      IF TO BE GIVEN TO ENAP:
      Empresa Nacional del Petroleo
      Ahumada 341, Piso 6
      Santiago, Chile
      ATTN.: Mr. Bernardo Bergman B.
      Fax: 56-2-6380164
      Telephone in Santiago:       56-2-6383726
      Telephone in Punta Arenas:   56-61-221150


      IF TO BE GIVEN TO EVERGREEN:
      EVERGREEN RESOURCES, INC.
      1512 larimer St., suite 1000
      Denver, CO. 80202-1625
      ATTN.: Mr. Mark Sexton or Dennis R. Carlton
      Telephone: 1 303 534 0400
      FAX NO.: 1 303 534 0408 or
               1 303 534 0420


      9.2 If a notice is served by fax, it shall be deemed to have been received by the addressee thereof when acknowledged received. If a notice is delivered by hand, it shall be deemed delivered and received at the time of delivery at the address for notices receipted by an employee of that address.

      9.3 The address or telefax number of each of the Parties specified above may be changed for any and all purposes of this Agreement by ten (10) days advance written notification from the Party changing its address or telefax number to the other Party.

10.   CONFIDENTIAL INFORMATION.

      The Parties agree that all information and data acquired or obtained by them in respect of matters covered by this Agreement shall be considered confidential and shall not be disclosed to any third Party without the prior written consent of all other Parties, which consent will not be unreasonably withheld, provided, that such information or data may be disclosed:

      (a) to an Affiliate of a Party provided that such Affiliate shall agree to be bound to the confidentiality provisions of this Section 10; and

      (b)   as and to the extent required:

            (i)    by law; or

            (ii) by the rules and regulations of any stock exchange upon which the shares or other securities of a Party are listed or in connection with an application to any stock exchange for listing for any such shares or other securities.

      At such time as the JOA becomes effective, the confidentiality provisions of such agreement shall control. In the event that no JOA becomes effective, the confidentiality provisions of this Agreement shall remain in force so long as the SPOC remains in force. Should the SPOC never become effective this confidentiality provision shall remain in force for two (2) years.


11.   ASSIGNMENT.

      A Party shall not have the right to assign its interest in this Participation Agreement to any party other than a technically and financially competent Affiliate, without the consent of all Parties, which consent will not be unreasonably withheld.

      For purposes of this Agreement, "Affiliate" shall mean:

      (a) a company who owns directly or indirectly more than fifty (50%) percent of the issued and outstanding voting stock of a Party;

      (b) any company which a Party owns directly or indirectly more than fifty (50%) percent of the issued and outstanding voting stock; and

      (c) any company which the company described in (b) above owns directly or indirectly more than fifty (50%) percent of the issued and outstanding voting stock.


12.   TERMINATION OF AGREEMENT

      12.1 This Agreement shall become effective on the date first above written and shall terminate in any of the following instances:

            (a)    Upon the termination of the SPOC.

            (b)    Upon the mutual written agreement of EVERGREEN and ENAP.

            (c) Upon the effective date of the JOA as provided in Section 5 hereof.

            (d) If the JOA has not been agreed to by the Parties in accordance with section 5, or such agreement has not received the approval and consent required by the Chilean governmental authorities including the Banco Central de Chile 90 days after its execution date.

            (e) If the Parties are unable to reach a satisfactory agreement with the State of Chile as to the terms and conditions of the SPOC within a period of one year as from the execution of this Agreement.

      12.2 If either Party fails to make any payments required hereunder, and such failure continues for a period of sixty (60) days after notice thereof to the Party failing to make such payment, the other Party may elect to terminate this Agreement and the Party failing to make such payment shall forfeit its rights and interests in and under this Agreement and the SPOC to the other Party.

      12.3 The termination of this Agreement shall be without prejudice to any rights or causes of action which accrued prior to such termination, and the provisions of Sections 10,12.2 and 13 and the provisions of the Accounting Procedure shall survive the termination of this Agreement.


13.   FORCE MAJEURE.

      13.1 The obligations of each Party under this Participation Agreement shall be excused while and to the extent that such Party is prevented from performing such obligations, in whole or in part, by "Force Majeure", which, as used in this Agreement, means, without limitation, strikes, labor and civil disturbances, acts of God, laws, rules, regulations or orders of any government having at any time de facto or de jure control over such Party or the SPOC, acts of war or conditions arising out of or attributable to war, whether declared or undeclared, unavoidable shortage of essential equipment, materials or labor, including restrictions or limitations upon the use thereof, unavoidable delays in transportation or communication, adverse weather conditions, fire or any other circumstances beyond the reasonable control of such Party. In the event of Force Majeure, the affected Party shall give notice in writing to the other Party hereto as soon as reasonably possible, stating in such notice the date when the event of Force Majeure occurred, reasonable details of the nature thereof, and the expected extent and duration thereof. The Party whose obligations have been excused because of Force Majeure shall resume performance of said obligations as soon as reasonably possible after the event of Force Majeure has ended and shall forthwith notify the other Party, except this obligation shall not require a Party to settle any labor dispute.

      13.2 The date and time periods for the performance of obligations under this Participation Agreement shall be extended as to any Party for the period such Party's performance of such obligations is excused by Force Majeure.

      13.3 The provisions of this Article shall not excuse the obligation of any Party to pay money or fulfill any financial obligation under this Participation Agreement.


14.   ARBITRATION AND APPLICABLE LAW. UNDER REVISION

      14.1 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators subject to the rules provided therein and appointed pursuant to the procedure established in section 14.2 below.

      14.2 If any Party desires to submit a dispute to arbitration, that Party shall give notice to the other Party(ies) and shall name its arbitrator in such notice. The other Party(ies) shall name its arbitrator within fifteen (15) days of the date of such notice.
            The two arbitrators thus appointed shall name a third arbitrator within fifteen (15) days after the second arbitrator is appointed. If any Party fails to nominate an arbitrator, or if the two arbitrators cannot agree on a third arbitrator, the President of the Chamber of Commerce shall appoint the arbitrator(s). The arbitrators shall have no pecuniary or other interest in any Party or in the subject matter of the arbitrator.

      14.3 The arbitration shall be held in Santiago, Chile, and in the Spanish language, with simultaneous translation into English where practicable. However, documents originally written in English, shall be accepted in such language.

      14.4 When the generally accepted principles of the international oil industry are relevants for the settlement of a dispute, the arbitrators shall request the opinion of internationally recognized experts in the matter.

      14.5 Judgment upon the award may be entered in any court having jurisdiction over the party against which enforcement of the judgement is sought, or application may be made to such court for judicial acceptance and enforcement of the award.

      14.6 This Participation Agreement shall be governed by and construed in accordance with the terms hereof and the laws of Chile. However, in the absence of applicable Chilean laws, the general principles of law internationally used and accepted (including those which may have been used by international tribunal) shall be applicable. In such arbitration procedure, the arbitrators shall rule at law.


15.   MISCELLANEOUS

      15.1 This Participation Agreement may not be altered or amended except in writing and signed by all the Parties.

      15.2 This Participation Agreement shall be binding upon the Parties, their successors and assigns.

      15.3 Headings used in this Participation Agreement are for convenience only and shall neither affect nor be used in the construction of this Agreement.

IN WITNESS WHEREOF, all of the Parties hereto have executed this agreement in Santiago de Chile this the ... 1996.-

EMPRESA NACIONAL DEL PETROLEO

/s/ Alvaro Garcia A.
-------------------------------
BY:     Alvaro Garcia A.
TITLE:  General Manager




EVERGREEN RESOURCES, INC.


/s/ Mark S. Sexton
------------------------------
BY:    Mark S. Sexton
TITLE: President

                                E X H I B I T  "A"

                              ACCOUNTING PROCEDURE






The purpose of this Accounting Procedure is to set forth equitable principles for determining Joint Account charges and credits incurred and for determining relevant advances to be made by the Non-Operator(s) while the Parties are conducting Petroleum Operations under the SPOC pursuant to this Participation Agreement. In the event of a conflict between the provisions of this Accounting Procedure and any other provision of this Participation Agreement, the latter shall control.



1.    STATEMENTS, INVOICES AND ADJUSTMENTS.

      1.01 Operator shall invoice Non-Operator(s) on or before the last day of each month for Non-Operator(s)' share of all Joint Account expenditures for the preceding month. Such invoices shall be accompanied by statements of all charges and credits, summarized by accounting classifications in accordance with generally accepted accounting principles in Chile and all chilean statutory and legal requirements. Such statement shall be indicative of the nature of the charges or credits, and Operator, upon request of any Party, shall furnish a description of the accounting classifications.

      1.02 Operator shall, in accordance with accounting practices generally accepted in the international petroleum industry, keep accurate records of and furnish the Parties with:

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            (a)    monthly statements showing costs incurred by the
                   Operator under this Agreement;

            (b) application of funds provided by the Parties to satisfy such costs and expenditures;

            (c) other statements that may be required and agreed by the Parties.


            For the purposes of this Agreement, the above records and statements will be maintained in chilean pesos and in the spanish language. Operator will also keep the account in U.S. Dollars as an aid to Non-Operators in their accounting duties.

      1.03 In the conversion of currencies for the purpose of currency transactions with respect to operations under this Participation Agreement, it is intended that the Operator shall not experience an exchange gain or loss at the expense of, or to the benefit of, the Non-Operator(s). Operator shall furnish Non-Operator(s) sufficient currency exchange data to enable it to translate the invoices to the currency of their accounts.

      1.04 Payment of an invoice shall not prejudice the right of Non-Operator(s) to protest or question the correctness thereof; however, all invoices and statements rendered to Non-Operator(s) during a Calendar Year shall be conclusively presumed to be true and correct twenty-four (24) months after the end of such Calendar Year, unless within said twenty-four
            (24) months Non-Operator(s) has notified Operator of its disagreement and made a claim for adjustment. No adjustment favorable to any Party shall be made unless it is made within the same prescribed period.
                                                                             17

2.    AUDITS.

      2.01 Non-Operator(s), upon at least sixty (60) days advance written notice to Operator, shall have the right at its sole expense to audit Operator's records relating to Petroleum Operations for any Calendar Year or portion thereof within the twenty-four (24) months following the end of such Calendar Year.

      2.02 Audit rights granted under Clause 2.01 shall neither enlarge or reduce the periods provided in Clause 1.04 concerning the matters referred to therein.


3.    ADVANCES AND PAYMENTS.

      3.01 Upon Operator's request, Non-Operator(s) shall advance to Operator the Non-Operator(s) share of the cash requirements for the next succeeding calendar month's operations as estimated monthly by Operator. Operator shall make written request to Non-Operator(s) at least fifteen (15) days prior to the date by which Non-Operator(s) is to make such advances. The date for payment of such advances shall be set by Operator, but shall be no sooner than the first day of the month with respect to which the advances are required. Cash requirements shall be specified by the Operator in the currency(ies) required for the operations and Non-Operator(s) shall advance its share in the currency(ies) as specified.

      3.02 Should it be necessary to make any large payments on behalf of the Parties in connection with operations hereunder, which payments were unforeseen at the time of Operator's monthly estimate of its requirements, Operator may request a special advance to cover such payments. Non-Operator(s) shall make such advance within fifteen (15) days after receipt of the request.

      3.03 If Non-Operator(s)'s advances are less than actual expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or paid by Non-Operator(s) within fifteen (15) days following receipt of invoice therefore.

            If Non-Operator(s)'s advances exceed its share of actual expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. However, Non-Operator(s) may request that excess advances be refunded. The Operator shall make such refund in same currency as that advanced within fifteen (15) days after receipt of Non-Operator(s)' request.

      3.04 Payments of advances or invoices to Operator and refunds to Non-Operator(s) shall be made on or before the due date, and if not so paid, the unpaid balance as expressed in U.S. Dollars shall bear interest after the due date until paid in U.S. Dollars with an annual charge rate of a maximum of 1.75% over the Prime Rate then being quoted by Chase Manhattan Bank, N.A. of New York, or the highest interest rate allowed by law, whichever is the lesser. Advances denominated in currencies other than U.S. Dollars that are paid after the due date will be converted into U.S. Dollars at the exchange rate (to purchase U.S. dollars) prevailing on the respective due dates as quoted by the Chase Manhattan Bank, N.A. in New York.

      3.05 All cash calls in US Dollars shall be made by wire transfer to EVERGREEN'S account as follows: NORWEST BANK DENVER, N.A.
                                            ABA NO. 102000076
                                            Account No. 101 8055499
                                            EVERGREEN RESOURCES, INC.

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